                                                                    Exhibit 99.1
                                                                    ------------

VESTA MAKES ANNOUNCEMENT

BIRMINGHAM, Ala., June 1 /PRNewswire/ -- Vesta Insurance Group, Inc. (NYSE: VTA -news; the ``Company'') announced today that it is conducting an internal investigation, undertaken at its own initiative, into possible accounting irregularities that are likely to affect its previously reported earnings for the first quarter of 1998 and the fourth quarter of 1997. The Company indicated that, although the investigation is in its early stages, it has to date identified a net financial impact of these issues approximating $15.25 million affecting these quarters. The investigation is also considering whether the irregularities affect any of the Company's other previously reported results.

The Company also reported that it had received and accepted the resignation of Robert Y. Huffman, President and Chief Executive Officer of the Company and a member of its Board of Directors. The Board of Directors has appointed an operating committee consisting of R.K. Richey, Norman L. Rosenthal and Clifford
F. Palmer. Norman W. Gayle III, Executive Vice President and Chief Operating Officer, will serve as the acting Chief Executive Officer.

Mr. Gayle stated that the Company had hired outside counsel, Shereff, Friedman, Hoffman & Goodman, LLP, to conduct the investigation, and that it intended to complete the internal investigation as expeditiously as possible. Mr. Gayle also said that the Company was confident that the results of the investigation would not impact the overall positive financial health of Vesta nor interfere with its business.

Vesta Insurance Group, Inc., headquartered in Birmingham, Alabama, is a holding company for a group of property and casualty insurance companies that offer reinsurance and primary insurance for personal and commercial risk.

Any statement contained in this release that is not a historical fact, or that might otherwise be considered an opinion or projection concerning the Company or its business, whether expressed or implied, is meant as and should be considered a forward-looking statement as that term is defined in the Private Securities Litigation Reform Act of 1996. Forward-looking statements are based on the assumptions and opinions concerning a variety of known and unknown risks. If any of these assumptions or opinions prove incorrect, any forward-looking statements made on the basis of such assumptions or opinions may also prove materially incorrect in one or more respects.